Exhibit 10.22

December 11, 2017

PERSONAL AND CONFIDENTIAL

Sanuj K. Ravindran, M.D.

22 Harper Street

San Francisco, CA 94131

Re:Transition and Separation Agreement

Dear Sanuj:

As discussed, this Transition and Separation Agreement (the “Agreement”) confirms your separation from employment with aTyr Pharma, Inc. (the “Company”) effective as of December 31, 2017 (the “Separation Date”).

Assuming that, as specified in Section 1 below, your employment ends on December 31, 2017 and not before that date due to your resignation or termination on or before that date for Cause (as defined under the Company’s December 21, 2015 Executive Severance and Change in Control Policy (the “Severance Policy”)), the Company will treat your separation from employment on December 31, 2017 as a termination without Cause not in connection with a Sale Event for purposes of the Severance Policy.  Accordingly, this Agreement sets forth the severance agreement referenced in the Severance Policy, your execution and non-revocation of which is a condition of your right to receive the benefits described in Section 1 therein (the “Severance Benefits”).  Further, because the Company would like to make your transition from employment as smooth as possible, this Agreement also offers you an extended exercise window for your vested equity (as described in Section 2(b) below) and the opportunity to be retained by the Company as a consultant pursuant to the terms of the Consulting Agreement (as defined in Section 2(c) below).

Regardless of whether you enter into this Agreement, the following shall occur:

•	the Company will pay you your accrued salary through your last day of employment;

•	the Company will pay you your accrued but unused vacation through your last day of employment;

•	you will not be eligible for an annual bonus in 2017 given that you will not remain employed by the Company on the bonus payment date;

•

the Company will provide you with the right to continue group health care coverage after your last day of employment under the federal law known as “COBRA”, which will be described in a separate written notice;

•

the Company will reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through your last day of employment, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy;

•

you will remain bound by your continuing post-employment obligations under your January 8, 2016 Employee Nondisclosure and Assignment Agreement (the “NDA”), which include, without limitation, your obligations to not use or disclose the Company’s Proprietary Information (as defined in the NDA), to immediately return all Company materials and Proprietary Information (unless the Company confirms in writing that you can keep any such materials and Proprietary Information to provide services pursuant to the Consulting Agreement), refrain from prohibited employee solicitation activities for a period of one (1) year after your last day of employment, and to refrain from disparaging activities; and

•

you will cease vesting on your last day of employment in your outstanding stock options and other equity awards granted to you on January 4, 2016, September 13, 2016, and February 7, 2017 (collectively, the “Equity Grants”) and, thereafter, (i) your right to exercise any vested portion of the Equity Grants (after accounting for any applicable accelerated vesting described in Section 1 of the Severance Policy if this Agreement becomes effective) shall be governed by the applicable grant agreements and the Company’s 2015 Stock Option and Grant Plan (collectively, the “Equity Documents”) as amended by Section 2(b) below (if applicable) and (ii) any unvested portion (after accounting for any applicable accelerated vesting described in Section 1 of the Severance Policy if this Agreement becomes effective) shall lapse and not be exercisable by you.[1]

You and the Company agree that neither the Company tendering this Agreement to you nor it taking effect shall constitute Good Reason under the Severance Policy.

The remainder of this letter sets forth the terms of the Agreement.   You acknowledge that you are entering into this Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

1.Separation from Employment

Unless you sooner resign or are terminated by the Company for Cause, your at-will employment with the Company will terminate on December 31, 2017 and such termination shall be treated as

[1]

For the avoidance of doubt, below is a summary of the vested/unvested portions of the Equity Grants as of the Separation Date and before accounting for any applicable accelerated vesting described in Section 1 of the Severance Policy:

January 4, 2016 grant (time-based vesting): 73,313 shares vested, 79,687 shares unvested.
January 4, 2016 Equity grant (performance-based vesting): 0 shares vested, 10,750 shares unvested.
September 13, 2016 grant (time-based vesting): 14,219 shares vested, 31,281 shares unvested.
February 7, 2017 grant (time-based vesting): 8,333 shares vested, 31,667 shares unvested.

a termination without Cause for purposes of the Severance Policy.  For purposes of this Agreement, the actual last day of your employment with the Company—whether December 31, 2017 or an earlier date due to your resignation or termination for Cause—shall be referred to as the “Separation Date,” and the period from the date of this Agreement through the Separation Date shall be referred to as the “Transition Period.”

During the Transition Period, as an at-will employee you will continue to (i) receive your current base salary; (ii) be eligible to participate in the Company’s employee benefit plans subject to the terms and conditions of such plans; and (iii) vest in any outstanding equity grants pursuant to the terms of the Equity Documents.

For your part, during the Transition Period, you will perform, on a full-time basis, the duties of your positions and any transitional duties requested by the Company (the “Transitional Duties”).  You shall perform the Transitional Duties from the Company’s offices unless directed by the Company to perform them from home or another business location.

You agree to sign any documentation reasonably requested by the Company to effectuate your separation from employment from any positions you hold with the Company.  If you apply for unemployment compensation benefits under state law, the Company shall not dispute your eligibility for such benefits.  This shall not affect the Company’s obligation to respond truthfully to governmental agency requests for information related to unemployment compensation eligibility.

2.Severance Benefits, Extended Exercise Window, and Consulting Agreement

Provided that this Agreement becomes effective, your employment terminates on December 31, 2017 without Cause as described in Section 1 above, you comply with this Agreement and your continuing obligations under the NDA, then the Company will provide you with the following:

(a)Severance Benefits.  The Company will provide you with the Severance Benefits pursuant to the terms of the Severance Policy.   The cash payment portions of the Severance Benefits shall be subject to applicable tax-related deductions and withholdings and shall commence within 60 days following the Separation Date.  With respect to the accelerated vesting portion of the Severance Benefits, if the Separation Date occurs after the Effective Date (defined in Section 8(i) below), then the accelerated vesting will occur on the Separation Date.2  Alternatively, if the Effective Date occurs after the Separation Date, then any termination or forfeiture of the unvested portion of the Equity Grants that would otherwise occur under the Equity Documents on the Separation Date in the absence of this Agreement (and its accelerated vesting benefit) becoming effective (x) will be delayed until the Effective Date and (y) will only occur if

[2]

For clarification purposes, below is a summary of the portions of the Equity Grants that would be vested/unvested after accounting for the accelerated vesting described in Section 1 of the Severance Policy and this Section 2(a):

January 4, 2016 grant (time-based vesting): 111,563 shares vested, 41,437 shares unvested.
January 4, 2016 Equity grant (performance-based vesting): 0 shares vested, 10,750 shares unvested.
September 13, 2016 grant (time-based vesting): 25,594 shares vested, 19,906 shares unvested.
February 7, 2017 grant (time-based vesting): 18,333 shares vested, 21,667 shares unvested this Agreement does not become effective.  You acknowledge and agree that upon your receipt of the Severance Benefits, you will have no further rights under the Severance Policy.

(b)Extension of Exercise Window.  If the Consulting Agreement becomes effective, then on the later of December 31, 2017 or the Effective Date, the exercise window under the Equity Documents for any vested portion of the Equity Grants (after accounting for any applicable accelerated vesting described in Section 1 of the Severance Policy if this Agreement becomes effective) shall be extended until the three (3) month anniversary of the termination of the Consulting Agreement.

(c)Consulting Agreement.  The Company hereby offers you the opportunity to be retained as a consultant pursuant to the terms of the Consulting Agreement attached hereto as Exhibit A.  To accept this offer, you must sign and return the Consulting Agreement at the same time you sign and return this Agreement.   For the avoidance of doubt, the Consulting Agreement will not become effective until the later of December 31, 2017 or the Effective Date, and if this Agreement does not become effective then the Consulting Agreement shall be null and void.

3.Release of Claims

In consideration for, among other terms, the Severance Benefits, the extended exercise window, and the offer of the Consulting Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: relating to your employment by the Company and the decision regarding your separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts;  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act and any other state or local leave of absence law); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your rights under this Agreement or rights that cannot be released as a matter of law.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.California Civil Code Section 1542

You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You, being aware of said code section, agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

5.Continuing Obligations under the NDA

Regardless of whether you execute this Agreement, you will remain bound by your continuing obligations under the NDA, the terms of which are incorporated herein by reference.  For the avoidance of doubt, such continuing obligations include, without limitation, your obligations to not use or disclose the Company’s Proprietary Information (as defined in the NDA), to immediately return all Company materials and Proprietary Information (unless the Company confirms in writing that you can keep any such materials and Proprietary Information to provide services pursuant to the Consulting Agreement), refrain from prohibited employee solicitation activities for a period of one (1) year after the Separation Date, and to refrain from disparaging activities.

6.Confidentiality of Agreement-Related Information

You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential.  “Agreement-Related Information” means the existence and terms of this Agreement.  Notwithstanding the foregoing, you may disclose Agreement-Related Information to your immediate family members and any legal or tax advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential.  Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities

(together “Cooperation Services”).  You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with subsequent full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness.  The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

8.Other Provisions

(a)Termination of Payments.  If you breach any of your obligations under this Agreement or the NDA, in addition to any other legal or equitable remedies it may have for such breach, shall have the right to terminate the Severance Benefits, terminate the extended exercise window, and/or terminate the Consulting Agreement.  Such termination(s) in the event of your breach will not affect your continuing obligations under this Agreement, the NDA and the Consulting Agreement.

(b)Protected Disclosures and Other Protected Actions.  Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(c)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(d)Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)Waiver.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this

Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)Jurisdiction.  You and the Company hereby agree that the state and federal courts nearest San Diego, California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement.  With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)Entire Agreement.  This Agreement constitutes the entire agreement between you and the Company.  This Agreement supersedes any previous agreements or understandings between you and the Company, except the NDA, Equity Documents (as amended by Sections 2(a)-(b) above (if applicable)), the Consulting Agreement, and any obligations specifically preserved in this Agreement.

(i)Time for Consideration; Effective Date.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by Holly Chrzanowski Winter (3545 John Hopkins Court, Suite #250, San Diego, CA  92121; hchrzanowski@atyrpharma.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. Chrzanowski Winter.  For such a revocation to be effective, it must be delivered so that it is received by Ms. Chrzanowski Winter at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(j)Counterparts.  This Agreement may be executed in separate counterparts.  When all counterparts are signed, they shall be treated together as one and the same document.

[signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning a PDF copy within the time period and in the manner specified above.

Very truly yours,

aTyr Pharma, Inc.

/s/ Nancy Denyes KruegerDecember 11, 2017

Nancy Denyes KruegerDate

Vice President, Legal Affairs and Secretary

Enclosure: Exhibit A (Consulting Agreement)

You are advised to consult with an attorney before signing this Agreement. This is a legal document.  Your signature will commit you to its terms.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Sanuj K. RavindranDecember 11, 2017

Sanuj K. Ravindran, M.D.Date

Exhibit A to transition and Separation Agreement

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between aTyr Pharma, Inc. (“Company”), having a principal place of business at 3545 John Hopkins Court, Suite #250, San Diego, California 92121, and Sanuj K. Ravindran, M.D. (“Consultant”), an individual having a principal place of business at 22 Harper Street, San Francisco, CA 94131.  This Agreement shall commence as of the later of the Effective Date or the Separation Date (as such terms are defined in the Transition and Separation Agreement to which this Agreement is attached) (the applicable date being the (the “Commencement Date”).

1.Retention of Services. Company hereby retains Consultant to advise and consult with the Company in the communication and transition of information and knowledge relating to the Company’s business, including advisory services and support related to the Company’s business development efforts and investor relations plans.

2.Compensation and Other Benefits.

2.1Fees.  The Company will pay Consultant fees for services rendered at rates below, which will be paid in arrears within thirty (30) days after the end of the applicable month:

•	For the first four (4) month period of the term of the Agreement: $15,000 per month
•	For the second four (4) month period of the term of the Agreement: $10,000 per month
•	For the third four (4) month period of the term of the Agreement: $5,000 per month

For the avoidance of doubt, if the term of this Agreement terminates prior to December 31, 2018, Consultant will be entitled to receive only the fees through the month of termination (pro-rated in the month of termination based on when such termination occurs).

2.2Expenses.  Company shall reimburse Consultant for reasonable expenses incurred in connection with Consultant’s performance of services under this Agreement, provided that the expenses are approved in advance by the Chief Executive Officer of Company and Consultant promptly provides documentation satisfactory to Company to support Consultant’s request for reimbursement.

3.Independent Contractor Relationship.  Consultant’s relationship with Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health, life insurance, profit-sharing or retirement benefits, paid vacation, holidays or sick leave.  Consultant will not be authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in

Ex. A - 1

writing to do so by the Chief Executive Officer of Company.  Consultant will be solely responsible for obtaining any business or similar licenses required by any federal, state or local authority.  In addition, Consultant will be solely responsible for, and will file on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement.  No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.  Company will regularly report amounts paid to Consultant by filing a Form 1099‑MISC with the Internal Revenue Service as required by law.

3.1Method of Performing Services; Results.  In accordance with Company’s objectives, Consultant will determine the method, details and means of performing the services required by this Agreement.  Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s services.  Consultant shall provide the services for which Consultant is engaged to the reasonable satisfaction of Company. Company may suggest to Consultant, from time to time, methods or strategies Company believes may assist Consultant in the performance of Consultant’s services under this Agreement.  Consistent with Consultant’s independent contractor status, however, Consultant shall exercise Consultant’s independent business discretion in determining whether or not to follow Company’s suggestions.

3.2Workplace, Hours and Instrumentalities.  Consultant may perform the services required by this Agreement at any place or location and at such times as Consultant shall determine.  Consultant agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement; however, Company will/may at its convenience make available to Consultant suitable office space, computer equipment, and the like, to facilitate the efficient rendering of Consultant’s services to Company.  Such facilities shall be used by Consultant, if at all, at Consultant’s discretion.

4.Intellectual Property Rights.

4.1Disclosure and Assignment of Innovations.

(a)Innovations; Company Innovations.  “Innovations” includes processes, machines, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs.  “Company Innovations” are Innovations that Consultant, solely or jointly with others, conceives, reduces to practice, creates, derives, develops or makes within the scope of Consultant’s work for Company under this Agreement.

(b)Disclosure and Ownership of Company Innovations.  Consultant agrees to make and maintain adequate and current records of all Company Innovations, which

Ex. A - 2

records shall be and remain the property of Company.  Consultant agrees to promptly disclose to Company every Company Innovation.  Consultant hereby does and will assign to Company, or Company’s designee, Consultant’s entire worldwide right, title and interest in and to all Company Innovations and all associated records and intellectual property rights.

(c)Assistance.  Consultant agrees to execute upon Company’s request a signed transfer of Company Innovations to Company for each of the Company Innovations, including, but not limited to, computer programs, notes, sketches, drawings and reports.  Consultant agrees to assist Company in any reasonable manner to obtain, perfect and enforce, for Company’s benefit, Company’s rights, title and interest in any and all countries, in and to all patents, copyrights, moral rights, mask works, trade secrets, and other property rights in each of the Company Innovations.  Consultant agrees to execute, when requested, for each of the Company Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, or continuing patent applications thereof), (i) patent, copyright, mask work or similar applications related to such Company Innovation, (ii) documentation (including without limitation assignments) to permit Company to obtain, perfect and enforce Company’s right, title and interest in and to such Company Innovation, and (iii) any other lawful documents deemed necessary by Company to carry out the purpose of this Agreement.  If called upon to render assistance under this paragraph, Consultant will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of Company.  In the event that Company is unable for any reason to secure Consultant’s signature to any document Consultant is required to execute under this Paragraph 4.1(c) (“Assistance”), Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and in Consultant’s behalf and instead of Consultant, to execute such document with the same legal force and effect as if executed by Consultant.

(d)Out-of-Scope Innovations.  If Consultant incorporates any Innovations relating in any way to Company’s business or demonstrably anticipated research or development or business which were conceived, reduced to practice, created, derived, developed or made by Consultant either outside of the scope of Consultant’s work for Company under this Agreement or prior to the Commencement Date  (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, Consultant hereby grants to Company or Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Out-of-Scope Innovations which Consultant incorporates, or permits to be incorporated, in any Company Innovations.  Consultant agrees that Consultant will not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of-Scope Innovations into any of the Company Innovations without Company’s prior written consent.

4.2Confidential Information.

(a)Definition of Confidential Information.  “Confidential Information” as used in this Agreement shall mean any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques,

Ex. A - 3

sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, Company’s suppliers and customers, and includes, without limitation, Company Innovations, Company Property (defined below), and Company’s information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

(b)Nondisclosure and Nonuse Obligations.  Except as permitted in this paragraph, Consultant shall neither use nor disclose the Confidential Information.  Consultant may use the Confidential Information solely to perform services for the benefit of Company.  Consultant agrees that Consultant shall treat all Confidential Information of Company with the same degree of care as Consultant accords to Consultant’s own Confidential Information, but in no case less than reasonable care.  If Consultant is not an individual, Consultant agrees that Consultant shall disclose Confidential Information only to those of Consultant’s employees who need to know such information, and Consultant certifies that such employees have previously agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those terms and conditions applicable to Consultant under this Agreement.  Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party. Consultant will immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information and agrees to assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

(c)Exclusions from Nondisclosure and Nonuse Obligations.  Consultant’s obligations under Paragraph 4.2(b) (“Nondisclosure and Nonuse Obligations”) with respect to any portion of the Confidential Information shall not apply to any such portion which Consultant can demonstrate:  (a) was in the public domain at or subsequent to the time such portion was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time such portion was communicated to Consultant by Company; or (c) was developed by employees of Consultant independently of and without reference to any information communicated to Consultant by Company.  A disclosure of Confidential Information by Consultant, either:  (a) in response to a valid order by a court or other governmental body; (b) otherwise required by law; or (c) necessary to establish the rights of either party under this Agreement, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant shall provide prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent such disclosure.

(d)Insider Trading.  Consultant hereby acknowledges that Confidential Information disclosed by Company under this Agreement or obtained by Consultant in the course of performing duties hereunder may constitute material, non-public information with respect to Company under applicable securities laws.  Consultant agrees to abide by all applicable securities laws with respect to such Confidential Information and, without limiting the generality of the foregoing or any other provision of this Agreement, agrees NOT to: (a) purchase or sell, directly or indirectly, any Company securities while in possession of relevant material, nonpublic

Ex. A - 4

information relating to Company received from the Company or others in connection herewith; or (b) communicate any material, nonpublic information relating to Company to any other person in which it is reasonably foreseeable that such person is likely to (i) purchase or sell Company securities, or (ii) otherwise directly or indirectly benefit from such information.  Without limiting any of the confidentiality and insider trading obligations included in this Agreement, Consultant shall not discuss any information concerning Company obtained by Consultant in the course of performing the Services with any financial, securities or industry analyst or with the media without the written agreement of Company.

(e)Defend Trade Secrets Act. Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

4.3Ownership and Return of Company Property.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, all other tangible media of expression), equipment, documents, data, and other property furnished to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement (collectively, the “Company Property”) are the sole and exclusive property of Company or Company’s suppliers or customers, and Consultant hereby does and will assign to Company all rights, title and interest Consultant may have or acquire in the Company Property.  Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company.  At the end of this Agreement, or at Company’s request, and no later than five (5) days after the end of this Agreement or Company’s request, Consultant shall destroy or deliver to Company, at Company’s option:  (a) all Company Property; (b) all tangible media of expression in Consultant’s possession or control which incorporate or in which are fixed any Confidential Information; and (c) written certification of Consultant’s compliance with Consultant’s obligations under this subparagraph.

4.4Observance of Company Rules.  At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health and safety and protection of persons and property.

5.No Conflict of Interest.  During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Consultant’s obligations, or the scope of services rendered for Company, under this Agreement.  Consultant warrants that, to the best of Consultant’s knowledge, there is no other contract or duty on the part of Consultant that conflicts with or is inconsistent with this Agreement.  This paragraph 5 does not prevent Consultant from performing the same or similar services for clients other than Company so long as such services do not directly or indirectly conflict with Consultant’s obligations under this Agreement.

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6.Term and Termination.

6.1Term.  This Agreement is effective as of the Commencement Date set forth above and will end December 31, 2018 unless sooner terminated in accordance with subparagraphs 6.2 or 6.3 below. This Agreement is renewable upon the mutual consent of both parties.  The terms of such renewal must be in writing and signed by both Company and Consultant.

6.2Termination by Company.  Company may terminate this Agreement immediately upon Consultant’s breach of this Agreement, the Employee Nondisclosure and Assignment Agreement dated January 8, 2016, or the Transition and Separation Agreement to which this Agreement is attached.

6.3Termination by Consultant.  Consultant may terminate this Agreement at any time, with termination effective thirty (30) days after Consultant’s delivery to Company of written notice of termination.

6.4Duties Upon Termination.  Upon termination of this Agreement for any reason, Consultant agrees to cease all work on behalf of Company and promptly deliver the results to Company.  Company shall promptly pay Consultant all fees and approved expenses incurred by Consultant to the date of termination within thirty (30) days after receiving Consultant’s final invoice.

7.General Provisions.

7.1Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Consultant may not assign its rights, subcontract or otherwise delegate its obligations under this Agreement without Company’s prior written consent.

7.2Consultant Indemnification.  Consultant shall be liable for, and agrees to pay, any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages and reasonable attorneys’ fees arising out of Consultant's gross negligence in performing the services described in this Agreement.  Further, Consultant shall indemnify and hold Company harmless from and against any and all debts, claims, demands, liabilities, expenses, losses, injuries, damages for injury to or death of persons, including, but not limited to, Consultant's employees, if any, and customers and employees of Company, and damages or destruction to property, including, but not limited to, property of Company, resulting, in any manner, from Consultant's gross negligence in performing the services described in this Agreement.

7.3Agreement to Arbitrate.  Consultant and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the consulting relationship between Consultant and Company, and any disputes upon termination of the consulting relationship, including claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  The arbitration will be conducted in San Diego County, California, by a single neutral arbitrator and in accordance with the American Arbitration Association’s (“AAA”) then current rules for resolution of commercial disputes.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the

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State of California, and only such power, and shall follow the law.  In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court.  The parties agree to abide by and perform any award rendered by the arbitrator.  Judgment on the award may be entered in any court having jurisdiction thereof.

7.4Survival.  The definitions contained in this Agreement and the rights and obligations contained in Paragraphs 4 (“Intellectual Property Rights”) and 7 (“General Provisions”) will survive any termination or expiration of this Agreement.

7.5Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated:  (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth above or to such other address as either party may specify in writing.

7.6Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  Except for the matters to be resolved pursuant to subparagraph 7.3 hereof, each of the parties irrevocably consents to the personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

7.7Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.8Waiver; Amendment; Modification.  No term or provision hereof will be considered waived by Company, and no breach excused by Company, unless such waiver or consent is in writing signed by Company.  The waiver by Company of, or consent by Company to, a breach of any provision of this Agreement by Consultant, shall not operate or be construed as a waiver of, consent to, or excuse of any other or subsequent breach by Consultant.  This Agreement may be amended or modified only by mutual agreement of authorized representatives of the parties in writing.

7.9Injunctive Relief for Breach.  Consultant’s obligations under this Agreement are of a unique character that gives them particular value.  Consultant’s breach of any of such obligations will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law.  Accordingly, in the event of such breach, the parties agree that Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

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7.10Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The terms of this Agreement will govern all services undertaken by Consultant for Company.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Commencement Date.

ATyr Pharma, Inc. By: /s/ Nancy Denyes Krueger Nancy Denyes Krueger VP, Legal Affairs and Secretary	CONSULTANT By: /s/ Sanuj K. Ravindran Sanuj K. Ravindran, M.D.

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